Exhibit 99.1

Additional Zero Coupon Convertible Subordinated Notes

SHANGHAI, China, July 3, 2003—SINA Corporation (“the Company”) (Nasdaq: SINA) today announced that the initial purchasers have exercised their option to acquire an additional $20 million principal amount of zero coupon convertible subordinated notes due 2023. As noted previously, the notes will not bear interest, have a zero yield to maturity, and will be convertible, subject to certain conditions, into SINA ordinary shares at a conversion price of approximately $25.79 per share, subject to customary antidilution adjustments. This represents a 27% conversion premium based on the closing bid price of $20.31 of SINA ordinary shares on June 30, 2003. Each $1,000 principal amount at maturity will initially be convertible into 38.7692 ordinary shares of SINA.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The notes and the ordinary shares of SINA Corporation issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange commission on forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical and future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on online advertising sales and mobile content related business for a majority of its revenues, and any failure to successfully develop and introduce new products. Further information regarding these and other risks is included in SINA’s prospectus, 10-K, 10-Q and in its other filings with the Securities and Exchange Commission.

Contact:
SINA Corporation
Chen Fu, (86-21) 62895678 ext. 6089
fuchen@staff.sina.com
or
The Ruth Group
Denise Roche, 646-536-7008
droche@theruthgroup.com